Exhibit H
(304) 340-1390
Internet: elord@jacksonkelly.com
Telecopier: (304) 340-1272
September 17, 2010
Mr. Perry J. Hindin
Special Counsel
U.S. Securities and Exchange Commission
Office of Mergers & Acquisitions
Mail Stop 3628
Washington, DC 20549-3628
Re:	CNB Financial Services, Inc. Schedule 13E-3 File No.: 005-60935

Schedule 14A File No.: 000-30665 Filed on July 6, 2010
Dear Mr. Hindin:
          We are counsel to CNB Financial Services, Inc. (the “Company”) for purposes of assisting the Company with an amendment to its articles of incorporation and the Company’s merger with CNB Merger Corp., the effect of which is to authorize two new classes of Company Common Stock and to reclassify all Company Common Stock shares held by any shareholder who holds in the aggregate, less than 150 Common Stock shares into newly created Class A Common Stock shares on a one-for-one share exchange basis. We are rendering this opinion at the request of the U.S. Securities and Exchange Commission (“SEC”), in connection with the Company’s Schedule 13E-3 and Schedule 14A filed with the SEC on July 6, 2010. The SEC has asked us as counsel to the Company to provide an opinion regarding the Common Stock and the newly authorized Class A Common Stock that will be issued to certain Company shareholders in connection with its Rule 13E-3 going private transaction. Specifically, we have been requested to opine that the Class A Common Stock to be issued to the shareholders owning less than 150 shares of the Company’s existing Common Stock is a separate class of security under West Virginia law from the existing Common Stock. In addition, we have been asked to provide a legal analysis as to why the Company’s existing Common Stock and the newly created Class A Common Stock are separate classes of stock for purposes of determining eligibility to deregister under Section 12 of the Securities Act of 1934.

Mr. Perry J. Hindin
September 17, 2010

West Virginia Corporate Law — Section 31D-6-601
          The West Virginia Business Corporation Act (the “West Virginia Act”) provides that a West Virginia corporation may authorize in its articles of incorporation one or more classes of shares that:
(1)	have special, conditional or limited voting rights or no right to vote, except to the extent prohibited by the West Virginia Act;

(2)	are redeemable or convertible as specified in the articles of incorporation:
(A)	at the option of the corporation, the shareholder or another person or upon the occurrence of a designated event;

(B)	for cash, indebtedness, securities or other property; or

(C)	in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
(3)	entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, non cumulative or partially cumulative; or

(4)	have preference over any other class of shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation.
          The West Virginia Act does not provide a definition for “class” of stock. However, the West Virginia Act provides that a corporation may have one or more classes of stock, and if more than one class of shares is authorized, the articles of incorporation must prescribe a distinguishing designation for each class and, prior to the issuance of shares of a class, the preferences, limitations and relative rights of that class must be described in the articles of incorporation. It further provides that all shares of a class must have preferences, limitations and relative rights identical with those of other shares of the same class.
          The amendment to the Company’s articles of incorporation adopted by the Company’s Board of Directors to be submitted to the Company’s shareholders, if adopted and effected, will result in separate classes of stock under the West Virginia Act. The amendment will retain the Company’s existing Common Stock and will create a new Class A Common Stock. The rights and privileges of each of these Classes of Common Stock is set forth below.

Mr. Perry J. Hindin
September 17, 2010

Existing Common Stock Rights and Privileges
          Following the filing of the amendment with the West Virginia Secretary of State’s Office, the Company’s existing shareholders of Common Stock will continue to enjoy the same rights and privileges that are currently associated with the Common Stock. These rights and privileges include:
•	Voting Rights — The Company’s existing Common Stock has full voting rights. All Common Stock shareholders are entitled to vote on any and all matters that may come before a vote of the Company’s shareholders. This includes the right to participate in the annual election of directors.

•	Dividends — The Company’s existing Common Stock is entitled to receive dividends as may be declared from time to time by the Company’s Board of Directors. The Company’s existing Common Stock does not cumulate dividends, and there is no obligation on behalf of the Company’s Board of Directors to pay dividends on the Common Stock.

•	Conversion — Not applicable. The Company’s Common Stock is not convertible to any other class of Company stock.

•	Redemption — The Company’s existing Common Stock has no redemption features.

•	Right of First Refusal — The Company’s existing Common Stock has no right of first refusal. The foregoing does not limit any Company shareholders from individually contracting such rights.

•	Liquidation Preference — The Company’s existing Common Stock does not have a liquidation preference because there is currently only one class of Company Stock. Following the transaction, the existing Common Stock will have last preference in Company liquidation rights.
Class A Common Stock Rights and Privileges
The amendment to the articles of incorporation provides the Class A Common Stock will have rights and privileges separate and distinct from the existing Common Stock. The Class A Common Stock will enjoy the following rights and privileges:
•	Voting Rights — The Class A Common Stock will be granted voting rights only if the shareholders are being asked to approve a merger, consolidation, conversion, sale of assets other than in the regular course of business, voluntary dissolution of the Company, or as required by law. The Class A Common Stock will not enjoy

Mr. Perry J. Hindin
September 17, 2010

general voting rights, including the right to participate in the annual election of directors.
•	Dividends — If the Company declares dividends, dividends must be paid on the Class A Common Stock before dividends may be paid on the existing Common Stock. However, the Company shall be under no obligation to pay dividends, and dividends are not cumulative. If dividends are paid, the dividends paid on the Class A Common Stock will enjoy a 10% premium over and above what is paid on the Common Stock.

•	Conversion — In the event the Company is party to a merger, share exchange, sale of assets other than in the regular course of business, voluntary dissolution of the Company, or other change in control which will result in the merger, sale, dissolution or effective dissolution of the Company, the Class A Common Stock will be converted into Common Stock shares and will be treated equally in all respects with the existing Common Stock.

•	Redemption — The Class A Common Stock will have no redemption rights.

•	Right of First Refusal — The Class A Common Stock has a right of first refusal in favor of the Company. Generally, this right of first refusal requires a Class A Common Stock shareholder to notify the Company in writing of the terms of any transfer or sale of the Class A Common Stock. Following receipt of the written notice, the Company has five (5) business days to either request additional information regarding the sale or to immediately exercise its right of first refusal and purchase the shares of Class A Common Stock that are subject to the proposed transfer or sale upon the same terms as the proposed transfer or sale. If the transfer is to be made without consideration (i.e. a gift), the Company shall have the right to purchase the shares for an amount determined by the Board to be the fair value of the shares. The Company retains the right to not exercise its right of first refusal, which will allow the Class A Common Stock shareholder to sell or transfer the shares in accordance with the terms of the proposed transfer or offer. Any Class A Common Stock shares transferred in violation of the right of first refusal is void and of no effect and will not be recognized by the Company.

•	Liquidation Preference — The Class A Common Stock will have a liquidation preference over the existing Common Stock and the Class B Common Stock. In the event of liquidation, the Class A Common Stock shareholders will be entitled to receive liquidation assets equal to those assets received by the Common Stock shareholders or the book value of the Company’s Common Stock, whichever is greater.

Mr. Perry J. Hindin
September 17, 2010

Citizens Financial Corp.
Stock Comparison Chart

Characteristic	Common	Common A

Voting Rights	Full voting rights	As required by law and for a Merger/Share Exchange

Dividends	As declared	10% premium over common dividends with payment before all other shares

Liquidation Preference	Last Preference	Priority over all others Distribution — same as Common Stock or book value of Common Stock, whichever is greater

Conversion to Common Stock	N/A	Conversion to Common Stock at change in control

Transfer Restrictions	No	Yes — Holding Company has right of first refusal

Redemption	None	None
          The Company’s existing Common Stock and the Class A Common Stock are separate classes of stock under the West Virginia Act for several reasons based on their separate and distinct rights and privileges. First, the two classes of stock enjoy distinct voting privileges. Specifically, the existing Common Stock has full voting rights. The Class A Common Stock has voting rights only in the case of a change in control of the Company or as required by the West Virginia Act.

Mr. Perry J. Hindin
September 17, 2010

          In addition to the differences in voting rights, the classes of stock enjoy distinct dividend privileges. Specifically, the existing Common Stock enjoys dividends as may be declared by the Board of Directors. The Class A Common Stock enjoys a 10% premium and a preference in payment for dividends and in liquidation over the Common Stock.
          Finally, these two stocks are separate classes of stock because of the holder’s right to distribute them free of a right of first refusal. The existing Common Stock may be traded freely without a right of first refusal. However, the Class A Common Stock may not be sold without first offering the shares to the Company.
          The differences in voting rights, dividends, preferences and the right of first refusal in the favor of the Company are sufficient differences to make the existing Common Stock and the Class A Common Stock two separate classes under the West Virginia Act.
Federal Securities Law
          Section 15(d) and Section 12(g) of the Securities Exchange Act of 1934 defines a “class” of securities as those that are “substantially similar in character and the holders of which enjoy substantially similar rights and privileges”. The existing Common Stock and the newly created Class A Common Stock are separate classes of securities in light of this definition because the two classes do not possess substantially similar rights and privileges as the chart on the preceding page indicates.
          Specifically, the holders of the existing Common Stock enjoy the right to vote on any matter that may come before the shareholders. The holders of the Class A Common Stock are afforded voting rights only if the Company is voting on a change in control or as is required by the West Virginia Act.
          Moreover, the holders of the newly created Class A Common Stock will enjoy dividend rights that are superior (not similar) to those enjoyed by the holders of the existing Common Stock. Specifically, the holders of the newly created Class A Common Stock will enjoy a 10% premium over and above any dividends that may be paid on the existing Common Stock. In addition, the holders of the newly created Class A Common Stock will receive a preference in the payment of such dividends and in liquidation.
          Finally, the holders of the existing Common Stock and the newly created Class A Common Stock do not have substantially similar rights when it comes to their ability to sell their shares. Specifically, the holders of the existing Common Stock are free to trade their shares as they wish. The holders of the newly created Class A Common Stock may sell their shares to a third party only after the corporation has exercised its right of first refusal.

Mr. Perry J. Hindin
September 17, 2010

          The Company’s existing Common Stock and the newly created Class A Common Stock are separate classes of securities under the Securities Exchange Act of 1934 because they do not enjoy substantially similar rights and privileges.

Sincerely, Jackson Kelly PLLC
By	/s/ Elizabeth Osenton Lord
Member